UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2009

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

Three Enterprise Drive Shelton, Connecticut 06484
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (203) 929-8810

  Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information contained in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On February 13, 2009, in connection with the appointment of Robert A. Bosi as the full-time Chief Financial Officer as further described in Item 5.02 below, TranSwitch Corporation (“TranSwitch”) entered into a Termination of Executive Services Agreement, effective as of December 31, 2008 (the “Termination Agreement”) with Tatum, LLC (“Tatum”) to terminate that certain Executive Services Agreement by and between TranSwitch and Tatum dated December 1, 2007 (the “Executive Services Agreement”) by which Tatum provided  the full time services of a Mr. Bosi, a partner of Tatum, as a Chief Financial Officer to TranSwitch. The Termination Agreement allows TranSwitch to continue to employ Mr. Bosi without change to his salary and without any further payment being due to Tatum for his services under the now terminated Executive Services Agreement.  The Termination Agreement provides that TranSwitch will pay to Tatum a standard recruitment fee.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective December 31, 2008, Robert A. Bosi will continue with TranSwitch as the Vice President and Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and as an executive officer.  Mr. Bosi will remain in such position at the same level of compensation as received in 2008 and will continue to receive certain employee benefits available to executive officers of TranSwitch.  Mr. Bosi will also be reimbursed for ordinary and necessary out-of-pocket expenses approved in a manner consistent with normal TranSwitch operating policy.  Mr. Bosi is an at will employee and either he or TranSwitch may terminate the employment relationship at any time for any reason with or without cause.

In connection with Mr. Bosi’s appointment, TranSwitch entered into a Severance Agreement with Mr. Bosi that provides that if TranSwitch, for any reason other than cause, terminates Mr. Bosi, he will receive separation pay (base salary only) for six months following his date of separation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

February 20, 2009	By:	/s/ Dr. Santanu Das
Name: Dr. Santanu Das
Title: Chief Executive Officer and President